UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

SXC HEALTH SOLUTIONS CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	000-52073	75-2578509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Warrenville Road, Suite 610 Lisle, Illinois		60532-3642
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 282-3232

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 2, 2012, SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada (the “Company”), completed the merger (the “Merger”) of a wholly-owned subsidiary of the Company with and into Catalyst Health Solutions, Inc., a Delaware corporation (“Catalyst”), pursuant to the Agreement and Plan of Merger, dated April 17, 2012, as amended on June 29, 2012, among the Company, SXC Health Solutions, Inc., a Texas corporation and wholly-owned subsidiary of the Company (“US Corp.”), Catamaran I Corp., a Delaware corporation and a direct wholly-owned subsidiary of US Corp. (“Merger Sub”), Catamaran II LLC, a Delaware limited liability company and wholly-owned subsidiary of US Corp. (“Merger LLC”), and Catalyst (as amended, the “Merger Agreement”). As a result of the Merger, Catalyst became a wholly-owned subsidiary of the Company.

In connection with the Merger, on July 2, 2012, the Company entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent, the lenders party thereto, Bank of America, N.A., Barclays Bank PLC (“Barclays”) and SunTrust Bank (“SunTrust”), as co-syndication agents, Fifth Third Bank, PNC Bank, National Association and Royal Bank of Canada, as co-documentation agents, J.P. Morgan Securities LLC (“JPMorgan”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays, as joint bookrunners and joint lead arrangers, with respect to a new senior secured credit facility in an aggregate amount of $1.8 billion, consisting of (i) a five-year senior secured term loan A facility in the amount of $1.1 billion (the “Term A Facility”) and (ii) a five-year senior secured revolving facility in the amount of $700 million (the “Revolving Facility”).

On July 2, 2012, the Company made draws under the Credit Agreement in the aggregate amount of $1.4 billion, consisting of $1.1 billion under the Term A Facility and $300 million under the Revolving Facility. The Company used the proceeds to finance a portion of the cash component of the aggregate consideration for the Merger, repayment of existing indebtedness of Catalyst and the Company, and payment of related fees and expenses.

The Company expects to use the proceeds from future draws on the Revolving Facility for general corporate purposes, including financing permitted acquisitions and payment of related fees and expenses.

Prior to the Company’s entry into the Credit Agreement, the Company provided notice to JPMCB of termination of the Credit Agreement, dated December 16, 2011 (the “Prior Credit Agreement”), among the Company, JPMCB, as administrative agent and the lenders party thereto, which provided for a $350 million senior unsecured revolving credit facility, and all commitments thereunder. Concurrently with such termination, the Company repaid in full the approximately $100 million in borrowings under the Prior Credit Agreement. No termination fees or penalties were paid or payable by the Company in connection with the termination of commitments or repayment of borrowings thereunder. The Subsidiary Guaranty, dated December 16, 2011 (the “Prior Subsidiary Guaranty”), made by the material direct and indirect subsidiaries of the Company party thereto in favor of JPMCB, as administrative agent, in connection with the Prior Credit Agreement was also terminated.

Interest and Fees

The interest rates applicable to the Term A Facility and the Revolving Facility are based on a fluctuating rate of interest measured by reference to either, at the Company’s option, (i) a base rate, plus an applicable margin, or (ii) an adjusted London interbank offered rate (adjusted for maximum reserves) (“LIBOR”), plus an applicable margin. The initial applicable margin for all borrowings is 1.00% per annum with respect to base rate borrowings and 2.00% per annum with respect to LIBOR borrowings. The applicable margin, in each case, will be adjusted from time to time based on the Company’s consolidated leverage ratio for the previous fiscal quarter. During an event of default, default interest is payable at a rate that is 2.00% higher than the rate otherwise applicable.

Guarantees and Collateral

All existing and future, direct and indirect, material subsidiaries are required to become guarantors of all of the Company’s obligations under the Credit Agreement. Pursuant to a Subsidiary Guaranty dated July 2, 2012 (the “Subsidiary Guaranty”), made by the guarantors party thereto, including US Corp. (the “Subsidiary Guarantors”), in favor of JPMCB, as administrative agent, the Subsidiary Guarantors guarantee all obligations of the Company under the Credit Agreement. Pursuant to a Security Agreement dated July 2, 2012 (the “Security Agreement”), among the Company, the Subsidiary Guarantors and JPMCB, as collateral agent and a Pledge Agreement dated July 2, 2012 (the “Pledge Agreement”), among the Company, the Subsidiary Guarantors and JPMCB, as collateral agent, the Company and each Subsidiary Guarantor pledged substantially all of their assets, subject to certain exceptions, to secure the Company’s obligations under the Credit Agreement.

Prepayments and Repayments

Subject to certain exceptions, the outstanding loans under the Term A Facility are required to be prepaid:

•	with the net cash proceeds received from the incurrence of certain indebtedness; and

•

if the Company’s consolidated leverage ratio is greater than 2.50 to 1, with the net cash proceeds of the sale or other disposition of any property or assets outside the ordinary course of business (subject to a materiality threshold and reinvestment rights).

The Term A Facility and the Revolving Facility may be repaid or reduced in whole or in part at the election of the Company without premium or penalty (other than payment of breakage costs for loans bearing interest with reference to LIBOR) subject to prior notice to JPMCB, as administrative agent.

Certain Covenants and Events of Default

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	make investments, loans, advances or guarantees;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase its own capital stock;

•	prepay certain indebtedness;

•	engage in mergers, acquisitions or consolidations (subject to exceptions for certain permitted acquisitions);

•	change its lines of business or enter into new lines of business;

•	engage in certain transactions with affiliates;

•	enter into agreements restricting the ability to grant liens in favor of the collateral agent for the benefit of the secured parties;

•	engage in sale and leaseback transactions; or

•	enter into swap, forward, future or derivative transaction or option or similar agreements.

The Credit Agreement also requires the Company to maintain a consolidated leverage ratio at all times less than or equal to 3:75 to 1 initially, with step-downs to (i) 3.50 to 1 beginning with the fiscal quarter ending December 31, 2012, (ii) 3.25 to 1 beginning with the fiscal quarter ending December 31, 2013 and (iii) 3.00 to 1 beginning with the fiscal quarter ending December 31, 2014. The Company’s consolidated leverage ratio is defined as the ratio of (1) consolidated total debt to (2) consolidated EBITDA (with add-backs permitted to consolidated EBITDA for (i) fees and expenses related to the Merger, the closing of the Credit Agreement, a specified historic acquisition and future permitted acquisitions, (ii) synergies projected by the Company in good faith to be realized as a result of the Merger in an aggregate amount not to exceed a specified threshold and (iii) fees and expenses and integration costs related to historical acquisitions of Catalyst and its subsidiaries in an aggregate amount not to exceed a specified threshold). The Company is also required to maintain an interest coverage ratio greater than or equal to 4.00 to 1, where the interest coverage ratio is defined as the ratio of (1) consolidated EBIT (with add-backs permitted to consolidated EBIT for (i) fees and expenses related to the Merger, the closing of the Credit Agreement, a specified historic acquisition and future permitted acquisitions, (ii) synergies projected by the Company in good faith to be realized as a result of the Merger in an aggregate amount not to exceed a specified threshold and (iii) fees and expenses and integration costs related to historical acquisitions of Catalyst and its subsidiaries in an aggregate amount not to exceed a specified threshold) to (2) consolidated interest expense, tested at the end of each fiscal quarter for the rolling four fiscal quarter period then most recently ended.

In addition, the Credit Agreement includes various (i) customary affirmative covenants and other reporting requirements and (ii) customary events of default, including, without limitation, payment defaults, violation of covenants, material inaccuracy of representations or warranties, cross-defaults to other material agreements evidencing indebtedness, bankruptcy events, certain ERISA events, material judgments, invalidity of guarantees or security documents and change of control. Drawings under the Revolving Facility are subject to certain conditions precedent, including material accuracy of representations and warranties and absence of default.

Certain of the lenders and agents, including JPMorgan, JPMCB, Barclays, Credit Suisse AG (“Credit Suisse”), Citibank, N.A. (“Citibank”), Morgan Stanley Bank, N.A. (“Morgan Stanley”), TD Bank, N.A. (“TD Bank”) and SunTrust, as well as certain of their respective affiliates, have performed, and may in the future perform, for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received and may in the future receive customary fees and expenses. JPMorgan and Barclays Capital Inc., an affiliate of Barclays, acted as financial advisors to the Company in connection with the Merger. In addition, JPMorgan, Barclays Capital Inc. and an affiliate of Credit Suisse acted as joint book running managers for the Company’s public offering of common shares in May of 2012; affiliates of Citibank and Morgan Stanley acted as joint lead managers for such offering; and affiliates of TD Bank and SunTrust acted as co-managers for such offering.

The foregoing summaries of the material terms of the Credit Agreement, the Subsidiary Guaranty, the Security Agreement and the Pledge Agreement do not purport to be complete and are subject to, and qualified in their entirety by the complete terms and conditions of such agreements, copies of which are filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the termination of the Prior Credit Agreement and the Prior Subsidiary Guaranty is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As noted above, on July 2, 2012, the Company and Catalyst completed the Merger whereby Catalyst became a wholly-owned subsidiary of the Company. Immediately following the Merger, the surviving corporation from the Merger (the “Surviving Corporation”) merged with and into Merger LLC, with Merger LLC surviving the merger (the “Subsequent Merger”). Upon consummation of the Subsequent Merger, Merger LLC changed its name to Catamaran Health Solutions, LLC.

At 4:01 pm Eastern Time on July 2, 2012, the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of Catalyst (“Catalyst Common Stock”) outstanding immediately prior to the Merger (other than shares owned by the Company, US Corp., Merger Sub, Merger LLC or Catalyst or any of their respective wholly-owned subsidiaries or shares with respect to which appraisal rights have been properly exercised) converted into the right to receive 0.6606 of a common share (the “Exchange Ratio”), no par value per share, of the Company (“SXC Common Stock”), and $28.00 in cash (the “Merger Consideration”). No fractional shares of SXC Common Stock were issued in the Merger, and holders of Catalyst Common Stock received cash in lieu of any fractional shares of SXC Common Stock. The issuance of SXC Common Stock in connection with the Merger, as described above, was registered under the Securities Act of 1933, as amended, pursuant to the Company’s joint proxy statement/prospectus on Form S-4 (File No. 333-181189) (the “Joint Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) and declared effective on June 1, 2012.

Each option to purchase Catalyst Common Stock granted under a Catalyst stock plan that was outstanding immediately prior to the Effective Time was assumed by the Company and become an option to purchase SXC Common Stock, on the same terms and conditions as the Catalyst stock option (but taking into account any changes to the option, including any acceleration, lapse or other vesting, provided in the Catalyst stock plan or related award documents by reason of the Merger). The number of shares of SXC Common Stock subject to each such converted stock option equals the number of shares of Catalyst Common Stock subject to such Catalyst stock option, multiplied by the option exchange ratio, rounded down to the nearest whole share of SXC Common Stock. The exercise price per share for each such converted stock option equals the per share exercise price specified in such Catalyst stock option divided by the option exchange ratio (rounded up to the nearest cent). The “option exchange ratio” is equal to 0.9513, which equals the sum of 0.6606 plus the fraction obtained by dividing $28.00 by the average per share last reported sale price of SXC Common Stock on NASDAQ over the five trading days preceding the Effective Time.

In connection with the Merger, each share of restricted stock granted under a Catalyst stock plan and outstanding immediately prior to the Effective Time became fully vested and at the Effective Time was cancelled in exchange for the right to receive the Merger Consideration. In connection with the Merger, each award of performance share units with respect to shares of Catalyst Common Stock granted under a Catalyst stock plan that was outstanding immediately prior to the Effective Time became fully vested at 100% of the target number of performance share units subject to such performance share unit award. Such performance share unit awards were cancelled in exchange for the right to receive the Merger Consideration.

In connection with the Merger, certain unexpired and unexercised Catalyst warrants issued pursuant to a stock purchase agreement, dated as of June 18, 2004 were assumed by the Company and became a warrant to purchase the number of shares of SXC Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Catalyst Common Stock subject to such Catalyst warrant immediately prior to the Effective Time by (ii) the option exchange ratio, at an exercise price per share of SXC Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Catalyst Common Stock under such Catalyst warrant immediately prior to the Effective Time divided by the option exchange ratio. In addition, certain unexpired and unexercised Catalyst warrants issued pursuant to a stock purchase agreement, dated as of August 25, 2010 were cancelled and converted into the right to receive, upon payment of the aggregate exercise price of the 2010 warrant, the combination of (x) the product of $28.00 per share in cash (without interest, and subject to deduction for any required withholding taxes), multiplied by the number of shares of the Catalyst Common Stock subject to such warrant as of immediately prior to the Effective Time, and (y) the number of shares of SXC Common Stock (decreased to the nearest full share) equal to the product of the Exchange Ratio, multiplied by the number of shares of Catalyst Common Stock subject to such Catalyst warrant immediately prior to the Effective Time.

Effective as of the close of trading on July 2, 2012, shares of Catalyst Common Stock ceased to be traded on the Nasdaq Stock Market.

The foregoing description of the Merger, Subsequent Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2012, as amended by the Amendment to Agreement and Plan of Merger, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2012, each of which is incorporated herein by reference.

The Merger Agreement has been included in this communication to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, US Corp., Merger Sub, Merger LLC or Catalyst. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, US Corp., Merger Sub, Merger LLC, Catalyst or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Catalyst’s public disclosures.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the Credit Agreement is incorporated herein by reference.

On July 2, 2012, the Company made draws under the Credit Agreement in the aggregate amount of $1.4 billion, consisting of $1.1 billion under the Term A Facility and $300 million under the Revolving Facility. The Company used the proceeds to finance a portion of the cash component of the aggregate consideration for the Merger, repayment of existing indebtedness of Catalyst and the Company and payment of related fees and expenses.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board Composition

As contemplated by the Merger Agreement, on July 1, 2012, the Board of Directors of the Company (the “Board”) adopted a resolution electing Harry M. Kraemer, Jr. and Steven B. Epstein as directors of the Company, effective July 9, 2012 and August 2012, respectively, to serve until the Company’s 2013 annual meeting of stockholders.

Mr. Kraemer, age 57, is an executive partner with Madison Dearborn, a private equity firm based in Chicago and also a clinical professor of management and strategy at Northwestern University’s Kellogg School of Management in Evanston, Illinois. He is the former chairman and chief executive officer of Baxter International Inc., a global healthcare company. He joined Baxter in 1982 and became the chief executive officer in January 1999, assuming the additional responsibility of chairman of Baxter’s board of directors in January 2000. Before joining Baxter, Mr. Kraemer worked for Bank of America in corporate banking and for Northwest Industries in planning and business development. Mr. Kraemer is active in business, education and civic affairs. He serves on the board of directors of Science Applications International Corporation and Sirona Dental Systems GmbH, and on the board of trustees of Lawrence University, Northwestern University, the Conference Board and Evanston Northwestern Healthcare.

Mr. Epstein, age 68, is a founding member of the law firm of Epstein Becker & Green, P.C., one of the first law firms to specialize in health care law when established in 1973, and which has since grown to over 250 attorneys in 10 cities. Mr. Epstein currently serves as the senior partner in the firm’s Washington D.C. office. In 1972, prior to founding Epstein Becker & Green, Mr. Epstein was a legal consultant to the U.S. Department of Health, Education and Welfare (“HEW”). He currently serves on the Boards of Directors and Boards of Advisors of numerous health care and venture capital companies and educational institutions, including Team Health and Discovery Holdings Ltd., a publicly held company in Johannesburg, South Africa.

Mr. Kraemer will serve on the Audit Committee. Except with respect to Mr. Kraemer’s service on the Audit Committee, the Board has not yet determined the other Committees of the Board on which Messrs. Kraemer and Epstein will serve. Upon joining the Board, Messrs. Kraemer and Epstein will be compensated for their service on the Board in the same manner as the Company’s other directors. For a description of the Company’s director compensation programs, see “Compensation of Directors” in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders held on May 16, 2012, filed with the SEC on April 2, 2012.

On July 1, 2012, and in connection with the consummation of the Merger, Curtis J. Thorne and Philip R. Reddon resigned from the Board, effective immediately prior to the Effective Time. The resignations of Curtis J. Thorne and Philip R. Reddon were not caused by any disagreement with the Company.

Compensatory Plans and Agreements

In connection with the Merger, effective as of the Effective Time, the Company assumed (i) the 2003 HealthExtras, Inc. Equity Incentive Plan and (ii) the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended (the “2006 Plan”), each with such amendments as to account for the consummation of the transactions set forth in the Merger Agreement or as otherwise required to conform the administration of each plan with the administration of the SXC Health Solutions Corp. Long-Term Incentive Plan (“SXC LTIP”). The 2003 HealthExtras, Inc. Equity Incentive Plan and the 2006 Plan are filed herewith as Exhibit 10.5 and Exhibit 10.7 hereto, respectively, and incorporated herein by reference. The amendment to the 2003 HealthExtras, Inc. Equity Incentive Plan is filed herewith as Exhibit 10.6 hereto and incorporated herein by reference and the amendment to the 2006 Plan is filed herewith as Exhibit 10.8 hereto and incorporated herein by reference.

The Board approved on July 1, 2012 the following agreements for future awards to be made under the 2006 Plan: (i) SXC Health Solutions Corp. Restricted Stock Unit Award Agreement and (ii) SXC Health Solutions Corp. Performance-Based Restricted Stock Unit Award Agreement, filed herewith as Exhibits 10.9 and 10.10 hereto, respectively, and incorporated herein by reference.

At the Special Meeting (as defined in Item 5.07 of this report), the Company’s stockholders approved a proposal to amend the SXC LTIP to increase the maximum number of shares of SXC Common Stock that the Company may issue under the SXC LTIP by 2,500,000 shares. Such amendment is filed herewith as Exhibit 10.11 hereto and incorporated herein by reference.

On July 1, 2012, and in connection with the Merger, the Board appointed Richard A. Bates as the Company’s Executive Vice President, Market Segments, effective immediately following the Effective Time. Mr. Bates, age 42, joined Catalyst in August 2009 as Executive Vice President and was responsible for the management and direction of Sales, Strategic Initiatives, Client Services, Marketing, Clinical Program Management, Corporate Clinical Pharmacy Services, Pharmacy Benefits, Pharmacy Administration, and Financial Business Operations. In June 2010, Mr. Bates was promoted to President and Chief Operating Officer of Catalyst and, prior to the Merger, was responsible for managing Catalyst’s overall operations. Prior to joining Catalyst, Mr. Bates ran the specialty business division at Coventry Health Care where he was responsible for the behavioral health, dental, network rental and pharmacy businesses, along with business development for ancillary products and services. He has also been a senior executive at United Health Group, Cigna Corporation and Oxford Health Plans.

In connection with his appointment, the Company entered into a letter agreement with Mr. Bates, effective as of July 2, 2012 (the “Letter Agreement”), pursuant to which Mr. Bates has agreed to serve the Company as its Executive Vice President, Market Segments, reporting directly to Mark Thierer. The Letter Agreement amends the terms of the Employment Agreement by and between Catalyst and Mr. Bates, as amended (the “Employment Agreement”). The Employment Agreement provided, among other things, that if Catalyst terminates Mr. Bates other than for “cause” (as defined in the Employment Agreement) or if Mr. Bates terminates his employment for “good reason” (as defined in the Employment Agreement) or if Mr. Bates’ employment is terminated because of death or disability, Mr. Bates would be entitled to receive as a severance benefit the following: (i) two times Mr. Bates’ base salary; (ii) continuation of healthcare benefits at Catalyst’s expense for a period of twelve (12) months following Mr. Bates’ termination; (iii) all equity awards held by Mr. Bates that would have vested during the twelve (12) months following Mr. Bates’ termination had he remained employed by the Company during such period shall immediately vest on the date of termination; (iv) any incentive bonus earned for any performance periods ending prior to the date of termination that remain unpaid as of the date of termination; (v) reimbursement for unreimbursed business expenses; and (vi) such other employee benefits as to which Mr. Bates may be entitled to under the terms of the Company’s applicable employee benefit plans.

The Employment Agreement also provided that if, during the one-year period following a change of control, Mr. Bates’ employment terminates other than for cause or if Mr. Bates terminates his employment for good reason, Mr. Bates would be entitled to the same payments and benefits as described above plus a payment equal to two times his Target Bonus (as defined in the Employment Agreement).

As part of the Letter Agreement, Mr. Bates agreed to modify the circumstances upon which he would be entitled to receive severance benefits by eliminating his right to receive severance benefits upon a termination by Mr. Bates for “good reason.”

The foregoing summaries of the material terms of the Employment Agreement, as amended, and the Letter Agreement with Mr. Bates are subject to, and qualified in their entirety by the complete terms and conditions of such agreements, which are filed as Exhibits 10.12, 10.13 and 10.14 hereto, respectively, and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

A special meeting of shareholders of the Company was held on July 2, 2012 (the “Special Meeting”). The Special Meeting was held in order to vote upon the following proposals set forth in the Joint Proxy Statement/Prospectus: (i) to approve the issuance of shares of SXC Common Stock (the “Share Issuance”) pursuant to the Merger Agreement; (ii) to amend the SXC LTIP to increase the maximum number of shares of SXC Common Stock that the Company may issue under the SXC LTIP by 2,500,000; (iii) to adopt an amendment to the articles of continuance of the Company to effect a change in the corporate name of the Company from “SXC Health Solutions Corp.” to “Catamaran Corporation”; and (iv) to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there were not sufficient votes at the time of the Special Meeting to approve the Share Issuance.

At the Special Meeting, the proposal to approve the Share Issuance was approved by the requisite vote of the Company’s shareholders. Additionally, the proposals to amend the SXC LTIP and to amend the articles of continuance to effect a change in the corporate name were also approved by the requisite vote of the Company’s shareholders. The vote to approve the adjournment of the Special Meeting was not required. Set forth below is the number of votes cast for and against the proposals.

1. Proposal to approve the issuance of shares of SXC Common Stock pursuant to the Merger Agreement:

Votes For	Votes Against
55,244,333	52,809

2. Proposal to amend the SXC LTIP to increase the maximum number of shares of SXC Common Stock that the Company may issue under the SXC LTIP by 2,500,000:

Votes For	Votes Against
49,542,844	5,754,298

3. Proposal to adopt an amendment to the articles of continuance of the Company to effect a change in the corporate name of the Company from “SXC Health Solutions Corp.” to “Catamaran Corporation”:

Votes For	Votes Against
55,207,654	89,488

Item 8.01. Other Events.

SXC and Catalyst will each treat the Merger and the Subsequent Merger, taken together, as a “reorganization” under Section 368(a) of the Internal Revenue Code. For a discussion of the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization,” and the material U.S. federal income tax consequences of the exchange of Catalyst Common Stock for SXC Common Stock and cash in the Merger, see the discussion under the heading “Taxation—Material U.S. Federal Income Tax Consequences” in the Joint Proxy Statement/Prospectus. Under the Merger Agreement, the Subsequent Merger would occur, and the parties would treat the Merger and the Subsequent Merger, taken together, as a “reorganization,” only if on or before the closing date each of the Company and Catalyst received an opinion of its special counsel as to certain tax matters specified in the Merger Agreement. The Company and Catalyst each received such an opinion on the closing date.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The required financial statements for Catalyst called for by Item 9.01(a) were included in the Joint Proxy Statement/Prospectus and are incorporated herein by reference.

(b) Pro Forma Financial Information.

The required pro forma financial information called for by Item 9.01(b) was included in the Joint Proxy Statement/Prospectus and is incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 17, 2012, among the Company, US Corp., Merger Sub, Merger LLC and Catalyst—incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 20, 2012.

2.2	Amendment to Agreement and Plan of Merger, dated as of June 29, 2012, among the Company, US Corp., Merger Sub, Merger Sub LLC and Catalyst—incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 29, 2012.

10.1	Credit Agreement, dated as of July 2, 2012, among the Company, JPMCB, as administrative agent, the lenders party thereto, Bank of America, N.A., Barclays and SunTrust Bank, as co-syndication agents, Fifth Third Bank, PNC Bank, National Association and Royal Bank of Canada, as co-documentation agents, JPMorgan and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays, as joint bookrunners and joint lead arrangers.

10.2	Subsidiary Guaranty, dated as of July 2, 2012, made by the Subsidiary Guarantors in favor of JPMCB, as administrative agent.

10.3	Security Agreement, dated as of July 2, 2012, among the Company, the Subsidiary Guarantors and JPMCB, as collateral agent.

10.4	Pledge Agreement, dated as of July 2, 2012, among the Company, the Subsidiary Guarantors and JPMCB, as collateral agent.

10.5	2003 HealthExtras, Inc. Equity Incentive Plan—incorporated by reference to Exhibit A to Catalyst’s Schedule 14A Definitive Proxy Statement filed on April 30, 2003.

10.6	Amendment to the 2003 HealthExtras, Inc. Equity Incentive Plan.

10.7	Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as Amended and Restated on April 8, 2010—incorporated by reference to Appendix A to Catalyst’s Schedule 14A Definitive Proxy Statement filed on April 23, 2010.

10.8	Amendment to the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended.

10.9	SXC Health Solutions Corp. Restricted Stock Unit Award Agreement relating to the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan.

10.10	SXC Health Solutions Corp. Performance-Based Restricted Stock Unit Award Agreement relating to the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan.

10.11	Amendment to the SXC Health Solutions Corp. Long-Term Incentive Plan.

10.12	Employment Agreement by and between Catalyst Health Solutions, Inc. and Richard A. Bates—incorporated by reference to Exhibit 10.1 to Catalyst’s Form 8-K Current Report filed on August 7, 2009.

10.13	Amendment to Employment Agreement by and between Catalyst Health Solutions, Inc. and Richard A. Bates, effective June 22, 2010—incorporated by reference to Exhibit 10.1 to Catalyst’s Form 10-Q Quarterly Report filed on August 6, 2010.

10.14	Agreement, dated as of July 2, 2012, by and among the Company, Catalyst and Richard A. Bates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SXC HEALTH SOLUTIONS CORP.

Dated: July 6, 2012	By:	/s/ Jeffrey Park
		Name:	Jeffrey Park
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 17, 2012, among the Company, US Corp., Merger Sub, Merger LLC and Catalyst—incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 20, 2012.

2.2	Amendment to Agreement and Plan of Merger, dated as of June 29, 2012, among the Company, US Corp., Merger Sub, Merger Sub LLC and Catalyst—incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 29, 2012.

10.1	Credit Agreement, dated as of July 2, 2012, among the Company, JPMCB, as administrative agent, the lenders party thereto, Bank of America, N.A., Barclays and SunTrust Bank, as co-syndication agents, Fifth Third Bank, PNC Bank, National Association and Royal Bank of Canada, as co-documentation agents, JPMorgan and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays, as joint bookrunners and joint lead arrangers.

10.2	Subsidiary Guaranty, dated as of July 2, 2012, made by the Subsidiary Guarantors in favor of JPMCB, as administrative agent.

10.3	Security Agreement, dated as of July 2, 2012, among the Company, the Subsidiary Guarantors and JPMCB, as collateral agent.

10.4	Pledge Agreement, dated as of July 2, 2012, among the Company, the Subsidiary Guarantors and JPMCB, as collateral agent.

10.5	2003 HealthExtras, Inc. Equity Incentive Plan—incorporated by reference to Exhibit A to Catalyst’s Schedule 14A Definitive Proxy Statement filed on April 30, 2003.

10.6	Amendment to the 2003 HealthExtras, Inc. Equity Incentive Plan.

10.7	Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as Amended and Restated on April 8, 2010—incorporated by reference to Appendix A to Catalyst’s Schedule 14A Definitive Proxy Statement filed on April 23, 2010.

10.8	Amendment to the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended.

10.9	SXC Health Solutions Corp. Restricted Stock Unit Award Agreement relating to the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan.

10.10	SXC Health Solutions Corp. Performance-Based Restricted Stock Unit Award Agreement relating to the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan.

10.11	Amendment to the SXC Health Solutions Corp. Long-Term Incentive Plan.

10.12	Employment Agreement by and between Catalyst Health Solutions, Inc. and Richard A. Bates—incorporated by reference to Exhibit 10.1 to Catalyst’s Form 8-K Current Report filed on August 7, 2009.

10.13	Amendment to Employment Agreement by and between Catalyst Health Solutions, Inc. and Richard A. Bates, effective June 22, 2010—incorporated by reference to Exhibit 10.1 to Catalyst’s Form 10-Q Quarterly Report filed on August 6, 2010.

10.14	Agreement, dated as of July 2, 2012, by and among the Company, Catalyst and Richard A. Bates.